Exhibit (m)(iv) under Form N-1A
                                              Exhibit 1 under Item 601/Reg S-K


                                  EXHIBIT L
                                    to the
                              Distribution Plan

                         MONEY MARKET OBLIGATIONS TRUST:

                   Liberty U.S. Government Money Market Trust
                                 Class C Shares

     This Distribution Plan is adopted by Money Market Obligations Trust with respect to the portfolios of the Trust set forth above.

     As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.75 of 1% of the average aggregate net asset value of the portfolios of Money Market Obligations Trust held during the month.

     Witness the due execution hereof this 1st day of March, 2005.



                                    MONEY MARKET OBLIGATIONS TRUST


                                    By:  /s/ J. Christopher Donahue
                                    Name:  J. Christopher Donahue
                                    Title:  President